UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 8, 2012

Synthetic Biologics, Inc.

(Exact name of registrant as specified in charter)

Nevada

(State or other jurisdiction of incorporation)

01-12584	13-3808303
(Commission File Number)	(IRS Employer Identification No.)

617 Detroit Street, Suite 100

Ann Arbor, MI 48104

(Address of principal executive offices and zip code)

(734) 332-7800

(Registrant’s telephone number including area code)

N/A

(Former Name and Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 8, 2012, Synthetic Biologics, Inc. (the “Company”) entered into an Asset Purchase Agreement (the “Agreement”) with Prev ABR LLC (“Prev”), pursuant to which the Company has the right to acquire the C. diff program assets of Prev, including pre-Investigational New Drug (IND) package, Phase I and Phase II clinical data, manufacturing process data and all issued and pending U.S. and international patents.  Pursuant to the Agreement, the Company paid Prev an initial cash payment of $100,000 upon execution of the Agreement and subject to closing conditions anticipated to occur within 30 days, the Company will pay an additional payment $135,000 in cash and 625,000 unregistered shares of the Company’s common stock to Prev.  In addition, upon the achievement of the milestones set forth below, Prev may be entitled to receive additional consideration payable 50% in cash and 50% in stock of the Company, subject to Prev’s option to receive the entire payment in shares of the Company’s stock, with the exception of the first milestone payments to be paid in cash: (i) upon commencement of an IND; (ii) upon commencement of a Phase I clinical trial; (iii) upon commencement of a Phase II clinical trial; (iv) upon commencement of a Phase III clinical trial; (v) upon Biologic License Application (BLA) filing in the U.S. and for territories outside of the U.S. (as defined in the Agreement); and, (vi) upon BLA approval in the U.S. and upon approval in territories outside the-U.S.  The Agreement and stock issuances are subject to prior approval of the NYSE MKT, LLC. The Agreement is subject to certain due diligence obligations and no royalties are payable to Prev under the Agreement.

The Agreement provides for termination prior to closing: (i) upon the mutual agreement of the parties; (ii) by Prev if the closing has not occurred within thirty (30) days of the execution of the Agreement; provided that such failure to close is not due to the failure of Prev to fulfill its obligations under the Agreement or Prev has not been the cause of such failure, or (iii) by the Company at any time. If the Agreement is terminated by the Company then the Company shall be entitled to receive a refund of half of its initial cash payment, in addition to any fees paid by the Company on behalf of Prev and if such termination is due to the failure of Prev to fulfill its obligations under the Agreement or a breach of a representation or warranty of Prev then the Company shall be entitled to a refund of the entire cash payment in addition to any fees paid by the Company on behalf of Prev.

The Agreement also provides that Prev has a right to the return to it of all assets acquired by the Company under the Agreement if on or prior to the date that is (i) thirty (30) months after the execution of the Agreement, the Company has not initiated toxicology studies in non-rodent models or (ii) thirty six (36) months have not filed an IND under the program related to the assets and such failure is not due to action or inaction of Prev or breach of its representations or warranties or covenants or if there is a change of control as defined in the Agreement and after such change of control the assets are not further developed; provided however that such thirty (30) and thirty six (36) month periods can be extended by the Company for an additional twelve (12) months upon payment of a cash milestone payment.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

On November 12, 2012, the Company issued the press release attached hereto as Exhibit 99.1 regarding the Agreement described herein.

Important Notice regarding the Agreement

The Agreement has been included as an exhibit to this Current Report on Form 8-K to provide investors and security holders with information regarding its terms. It is not intended to provide any other financial information about the Company. The representations, warranties and covenants contained in the Agreement were made only for purposes of those agreements and as of specific dates; were solely for the benefit of the parties to the Agreement; may be subject to limitations agreed upon by the parties, including being qualified by disclosures made for the purposes of allocating contractual risk between the parties to the Agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of the Company. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Agreement, which subsequent information may or may not be fully reflected in public disclosures by the Company.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits

Exhibit No.	Description

10.1	Asset Purchase Agreement between Synthetic Biologics, Inc. and Prev ABR LLC dated November 8, 2012**

99.1	Press Release dated November 12, 2012.

**	Confidential treatment has been requested as to certain portions of this exhibit pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 13, 2012	SYNTHETIC BIOLOGICS, INC.
(Registrant)

	By:	/s/ C. Evan Ballantyne
Name: C. Evan Ballantyne
Title: Chief Financial Officer

INDEX OF EXHIBITS

Exhibit No.	Description

10.1	Asset Purchase Agreement between Synthetic Biologics, Inc. and Prev ABR LLC dated November 8, 2012**

99.1	Press Release dated November 12, 2012.

**	Confidential treatment has been requested as to certain portions of this exhibit pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.